Exhibit 5.1

December 14, 2012
Board of Directors
ERF Wireless, Inc.
2911 South Shore Blvd., Ste. 100
League City, Texas

Re: Registration Statement on S-8

Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to which this opinion is an exhibit, which Registration Statement is being filed by ERF Wireless, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 450,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) reserved for future issuance under the Company’s 2013 Stock Option Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1) the Articles of Incorporation, as amended, and Amended & Restated Bylaws of the Company;

(2) the Plan; and

(3) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, it is our opinion that the Shares are duly authorized and will be, when issued and paid for in accordance with the terms of the Plan and any underlying award agreements or letters, validly issued, fully paid and non-assessable.  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

By:	/s/ Brewer & Pritchard, PC
Brewer & Pritchard, PC